UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014 (January 23, 2014)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 9, 2013, we entered into an agreement with Liberty Media Corporation to repurchase $500 million of our common stock, par value $0.001 per share, from Liberty Media at a price per share equal to a 1.5% discount to the average of the daily volume weighted average price per share of the common stock during the ten-day period beginning on the third trading day following the date of the public release of our third quarter 2013 earnings. On November 14, 2013, we purchased $160 million of our common stock from Liberty Media at a price of $3.66 per share (which was calculated as described in the prior sentence) pursuant to this agreement.

On January 23, 2014, we entered into an amendment to the agreement with Liberty Media to defer the previously scheduled $240 million repurchase of shares from January 27, 2014 to April 25, 2014, the date of the final purchase installment under the agreement. As a result of this deferral, we expect to repurchase $340 million of our shares of common stock from Liberty Media on April 25, 2014 at a price of $3.66 per share. We entered into this amendment at the request of the Special Committee of our Board of Directors that has been formed to review and evaluate Liberty Media’s proposal to acquire all of the outstanding shares of our common stock, not owned by Liberty Media.

On January 24, 2014, we also announced that the Special Committee of our Board of Directors had retained Evercore Group L.L.C. to act as its financial advisor and Weil, Gotshal & Manges LLP to act as its legal counsel to assist and advise it in connection with its evaluation of Liberty Media’s proposal. Our Board of Directors selected Joan L. Amble, James P. Holden and Eddy W. Hartenstein to serve on the Special Committee. The Special Committee is chaired by Mr. Hartenstein.

A copy of the press release announcing these matters is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:   /s/Patrick L. Donnelly

Patrick L. Donnelly

Executive Vice President, General

Counsel and Secretary

Dated: January 24, 2014

EXHIBITS

Exhibit	Description of Exhibit
99.1	Press release dated January 24, 2014